Exhibit 10.13

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND

REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED

FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY

CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

AMENDED AND RESTATED

LICENSE AGREEMENT

by and between

Aurion Biotech, Inc.

and

Dr. Shigeru Kinoshita

April 26, 2024

EXHIBITS

Exhibit A	Existing Licensed Patent Rights

Exhibit B	Licensed Technology

Exhibit 9.3	March 2016 Agreement and June 2018 Agreement

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (the “Agreement”), effective as of April 26, 2024 (the “Restatement Date”), is made by and between Dr. Shigeru Kinoshita (“Licensor”), and Aurion Biotech, Inc. (“Aurion”), a Delaware corporation, with offices at 117 E Louisa Street, Suite 561, Seattle, WA, United States, 98102. Each of Licensor and Aurion may be referred to herein as a “Party” or together as the “Parties.”

R E C I T A L S

WHEREAS, Licensor and CorneaGen Inc. (“CorneaGen”) entered into that certain Patent License Agreement effective as of June 12, 2020 (the “Original Agreement”, such effective date, the “2020 Effective Date”) and Aurion is the successor to CorneaGen, including with respect to that certain Knowhow Transfer Agreement between CorneaGen and KPUM dated June 12, 2020;

WHEREAS, Licensor and Senju Pharmaceuticals Co., Ltd., a company organized in Japan (“Senju”) are the owners of the patents and patent applications licensed to CorneaGen under the Original Agreement (“2020 Licensed Patents”);

WHEREAS, reference is made to that certain Contract on Application for Patent dated March 31, 2016 (the “March 2016 Agreement”) between Senju and Licensor, providing for the division of their rights with respect to the 2020 Licensed Patents and Senju’s obligations with respect to the prosecution and maintenance of such 2020 Licensed Patents; that certain Memorandum dated June 14, 2018 (the “June 2018 Agreement”) among Senju, Licensor and Noriko Koizumi (“Koizumi”), confirming the validity of the March 2016 Agreement and pursuant to which (1) Senju granted Koizumi a license to the 2020 Licensed Patents for use in “the treatment involving cellular injection of cultured human corneal endothelial cells” and Licensor consented to such license, (2) Senju consented to Licensor granting a license to a third party regarding “the commercialization of all related patents pertaining to treatment involving cellular injection of cultured human corneal endothelial cells” and (3) Senju covenanted not to exploit the 2020 Licensed Patents itself nor license to any third party; and that certain Agreement August 10, 2018 (the “August 2018 Agreement”) between Koizumi and ActualEyes, Inc., a corporation organized in Japan (“ActualEyes”), providing for the license of Koizumi’s rights to “the commercialization and related patents for cultivated human corneal endothelial cells for cell injection therapy” to ActualEyes;

WHEREAS, it was the understanding of CorneaGen as of the 2020 Effective Date, upon which CorneaGen was relying in entering into the Original Agreement and the agreements referenced therein, that pursuant to the March 2016 Agreement, the June 2018 Agreement and the August 2018 Agreement (collectively, the “Patent Rights Agreements”), (a) Licensor, Koizumi and ActualEyes hold the exclusive worldwide rights to the 2020 Licensed Patents for the uses contemplated by CorneaGen in the Original Agreement, (b) Senju has sole responsibility for the prosecution and maintenance of the 2020 Licensed Patents, (c) Senju has the exclusive right to license the 2020 Licensed Patents for use in eye drops that are unrelated to the uses contemplated by CorneaGen, (d) Dr. Morio Ueno is a listed joint inventor of subject matter in the 2020 Licensed Patents, and (e) Licensor and Senju own all rights, title and interests to the 2020 Licensed Patents subject only to the license by Senju to Koizumi pursuant to the March 2016 Agreement and the sublicense granted by Koizumi to ActualEyes as set forth in the August 2018 Agreement; and

WHEREAS, in connection with the arrangements described above, the Parties now desire to amend and replace the Original Agreement it its entirety with this Agreement.

NOW, THEREFORE, Licensor and Aurion hereby agree as follows:

1. DEFINITIONS.

1.1.
“Affiliate” means, as to a Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “control” means, (a) beneficial ownership of more than fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities, (b) having the right to direct, appoint or remove a majority of members of the board of directors (or equivalent), or (c) having the power to control the general management of the corporation or other business organization.
1.2.
“Applicable Law” means all applicable laws, rules and regulations (including any rules, regulations, guidelines or other requirements of any regulatory authorities) that may be in effect from time to time.
1.3.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Washington in the United Stales are authorized or required by law to be closed for business.
1.4.
“Created” means created, generated, developed, made, conceived or reduced to practice. “Create” or “Creation” shall have the correlative meaning.
1.5.
“First Commercial Sale” means the first sale, transfer, disposition, performance or practice for value of a Licensed Product that is included within the scope of Net Sales, after receipt of all Regulatory Approvals necessary to market and sell such Licensed Product in a country, including, related pricing and reimbursement approvals, where applicable.
1.6.
“Governmental Approvals” means any approval, consent, license, registration, certification, permit, accreditation, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any governmental authority or pursuant to any Applicable Law.
1.7.
“KPUM Amended and Restated License Agreement” means that certain Amended and Restated License Agreement between Aurion and Kyoto Prefectural University of Medicine (“KPUM”) dated on or around the Restatement Date.
1.8.
“Licensed IP” means the Licensed Patent Rights and the Licensed Technology.
1.9.
“Licensed Patent Rights” means all rights in (a) those patents and patent applications set forth in Exhibit A under the heading “Existing Licensed Patent Rights,” (b) patents and patent applications that are filed on inventions Created by or in the laboratory, or under the direction, oversight or supervision, of the Licensor, where such invention is related to the therapeutic use of cultured corneal endothelial cells or their manufacture, production, storage or formulation, to the extent such patent and patent applications are not assigned to KPUM and exclusively licensed to Aurion pursuant to the KPUM Amended and Restated License Agreement; (c) any patents and patent applications that claim priority to or common priority with, or claiming any invention in, any of the patents or patent applications in clause (a) or (b); (d) any divisional, continuation, continuations-in-part, patents of addition with respect to any of the forgoing patents or patent applications; (c) any patents issuing on such patent applications described in clause (a)- (d), together with any substitutions, registrations, supplementary protection certificates, reissues, reexaminations or extensions of any kind with respect to any of the foregoing; and (f) any United States and foreign counterparts of any such patent applications and patents. Upon request from time to time, the Parties shall update Exhibit A to include all Patent Rights then within the Licensed Patent Rights.
1.10.
“Licensed Product” means any therapeutic product to the extent it comprises the use of cultured corneal endothelial cells.
1.11.
“Licensed Technology” means any Technology Created by or in the laboratory, or under the direction, oversight or supervision, of the Licensor, where such Technology is related to the therapeutic use of cultured corneal endothelial cells or their manufacture, production, storage or formulation, to the extent such Technology is not assigned to KPUM and exclusively licensed to Aurion pursuant to the KPUM Amended and Restated License Agreement. Upon request from time to time, the Parties shall update Exhibit B to include all Materials then within the Licensed Technology.
1.12.
“Materials” means any tangible chemical, biological or other material.
1.13.
“Net Sales” means:
(a)
[***]
(i)
[***]
(ii)
[***]
(iii)
[***]
(iv)
[***]
(v)
[***]
(b)
[***]
(c)
[***]
(d)
In the event that a Licensed Product is sold together for a single price with one or more products, components or services that are not a Licensed Product (a “Combination’’) in a country, the Net Sales with respect to such Licensed Product in such country shall be calculated by [***].
1.14.
“Patent Right” means any and all (a) patents, (b) pending patent applications, including all provisional applications, continuations, continuations-in-part, divisions and all patents granted thereon, (c) all reissues, reexaminations, extensions and supplementary protection certificates, and (d) all U.S. and foreign counterparts of any of the foregoing.
1.15.
“Person” means an individual and all other forms of legally recognized entity, including, without limitation, a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.
1.16.
“Prosecution and Maintenance” (including variations such as “Prosecute and Maintain”) shall mean, with respect to particular Patent Rights, the preparing, filing, prosecuting and maintenance of such Patent Rights, as well as continuations, divisional, re-examinations, reissues and requests for patent term extensions and the like with respect to such Patent Rights, together with the conduct and defense of interferences, inter partes reviews, oppositions and other similar proceedings with respect to such Patent Rights.
1.17.
“Quarterly Period” means each of the periods of three (3) consecutive calendar months commencing on January 1, April 1, July 1 and October 1 during the Term, or any partial period thereof immediately following the 2020 Effective Date or immediately prior to the termination or expiration of this Agreement.
1.18.
“Regulatory Approval” means, with respect to any jurisdiction, those approvals or authorizations of a regulatory authority that are necessary lor the commercial manufacture, marketing and sale of a pharmaceutical product in such jurisdiction.
1.19.
“Sublicensee” means any third Party to which Aurion has granted a sublicense under the Licensed Patent Rights to offer for sale, sell, have sold, distribute or otherwise commercialize a Licensed Product. Notwithstanding the foregoing, a wholesaler or reseller who is not responsible for marketing or promoting a Licensed Product shall not be deemed a Sublicensee for purposes of this Agreement with respect to such Licensed Product.
1.20.
“ Technology” means any and all commercial, technical, scientific and other types of (a) data (including datasets), documents, information, inventions (whether patentable or not), discoveries, know-how, technology, protocols, assays, methods, processes, formulae, algorithms, instructions, techniques, designs, drawings or specifications; and (b) Materials.
1.21.
“Term” means the term of this Agreement, which shall commence on the Restatement Date and shall remain in effect until the expiration of the Royalty Term in all countries in the Territory with respect to all Licensed Products, unless earlier terminated in accordance with the provisions of this Agreement.
1.22.
“‘Territory” means worldwide.

1.23.
“Third Party” means any Person other than Aurion, Licensor, or any Aurion Affiliate or Licensor Affiliate.
1.24.
“Valid Claim” means (a) any issued claim of any Patent Right that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been cancelled, withdrawn or abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise and (b) any claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling, provided however, that not more than [***] have elapsed from the earliest priority filing date for such application.
1.25.
“Withholding Taxes” means any and all income or other taxes, withholdings or other deductions required by Applicable Law to be withheld or deducted from any of the payments made by or on behalf of Aurion hereunder.

2. GRANT OF RIGHTS.

2.1.
License Grants.
(a)
License. Subject to the terms of this Agreement, Licensor hereby grants to Aurion a royalty-bearing exclusive license, with the right to grant and authorize sublicenses subject to Section 2.2. under the Licensed IP to make, have made, use, sell, offer for sale, and import Licensed Products, and otherwise exploit the Licensed IP, in each case in the Territory during the Term. Licensor will not, and will not grant other Third Parties the right to make, use, or offer to sell, sell or import Licensed Products.
(b)
Third Party Obligations. The rights and licenses granted to Aurion under this Agreement with respect to Licensed IP shall be subject to the Patent Rights Agreements.
2.2.
Sublicense. Aurion is entitled to grant and authorize sublicenses, through one or more tiers, under the rights granted under Section 2.1, at its sole and exclusive discretion. Any sublicense shall be consistent with the terms and conditions of this Agreement. Aurion shall incorporate terms and conditions into any sublicense agreement sufficient to enable Aurion to comply with this Agreement and shall provide Licensor with written notice of such sublicense within [***] after the effective date of a sublicense agreement. Aurion shall remain fully responsible for the actions of its Sublicensees pursuant to this Agreement.
2.3.
Know-How. Licensor shall disclose to Aurion all inventions described in clause (b) of Section 1.91.9 (Licensed Patent Rights definition) and all Licensed Technology in each case promptly after the Creation thereof.
2.4.
Recordation of License. Upon Aurion’s request, Licensor will record this Agreement in a form approved by Aurion and as required by the laws of the following countries as a prerequisite to enforceability of this Agreement in the courts of such countries or for other reasons and any recordation fees and related costs and expenses will be at Aurion’s expense: [***].

2.5.
No Additional Rights; No Grant-backs. Nothing in this Agreement shall be construed to confer any rights upon Aurion by implication, estoppel or otherwise as to any Technology or Patent Rights of Licensor or any other entity other than the Licensed IP regardless of whether such Technology or Patent Rights shall be dominant or subordinate to any Licensed IP. All right, title and interest in any Technology Created by Aurion during the Term of this Agreement, and all of Aurion’s Patent Rights claiming such Technology, will remain the sole and exclusive property of Aurion and not be licensed to the Licensor.

3. DILIGENCE OBLIGATIONS.

3.1.
Aurion Diligence Obligations. Aurion, itself or through one or more Sublicensees, Affiliates or partners and/or its or their contractors, shall use commercially reasonable efforts to develop and commercialize at least one (1) Licensed Product in Japan. Licensor will have right to terminate this Agreement solely with respect to Japan upon [***] written notice, if Aurion has not conducted any meaningful activities to advance the development or commercialization of a Licensed Product for Japan for [***], and such suspension of activities is not (a) by written agreement of the Parties, (b) a result of Aurion’s reasonable response to specific guidance from or action by a Regulatory Authority in the Territory with respect to a Licensed Product (such as a clinical hold, or a recall or withdrawal), (c) prevented by Applicable Laws or (d) prevented throughout such period by a Force Majeure; provided that Aurion shall have an opportunity to cure such cessation of activities during such [***] period by conducting meaningful development or commercialization for a Licensed Product for Japan.

4. FEES, ROYALTIES AND PAYMENT TERMS.

4.1.
Consideration for Grant of Rights.
(a)
License Issuance Fee. The Parties acknowledge that a license fee in the sum of one million U.S. dollar ($1,000,000) was paid by or on behalf of Aurion in three equal annual installments prior to the Restatement Date.
(b)
Japan Approval Milestone Payment. Following the 2020 Effective Date, after (i) Aurion has received written confirmation that the Pharmaceuticals and Medical Devices Agency of Japan has granted Regulatory Approval to market and sell the Licensed Products in Japan and (ii) Aurion has received all other Governmental Approvals Aurion deems necessary to market and sell the Licensed Products in Japan, Aurion shall pay to Licensor five hundred thousand U.S. dollar ($500,000), three hundred thousand U.S. dollar ($300,000) of which shall be paid by 30 Business Days after such achievement and two hundred thousand U.S. dollar ($200.000) of which shall be paid by June 30, 2024. Of the two hundred thousand U.S. dollar ($200,000) payable by June 30, 2024, Aurion shall pay to Licensor one hundred thousand U.S. dollar ($100,000) and to Dr. Morio Ueno one hundred thousand U.S. dollar ($100,000). Licensor acknowledges that the obligation to make the $300,000 payment pursuant to this Section 4.1(b) has been satisfied prior to the Restatement Date.
(c)
[***] Milestone Payment. Within [***] after (i) [***] and (ii) [***], Aurion shall pay to Licensor [***] and to Dr. Morio Ueno [***].

(d)
Royalties.
(i)
Royalty Rate. During each Quarterly Period during the Royalty Term and any Sell-off Period, Aurion shall pay a royalty equal to [***] (the “Royalty Rate”) of the Net Sales of Licensed Product actually received by Aurion for each Licensed Product sold by Aurion, its Affiliates and Sublicensees in the Territory (the “Earned Royalty”), with one half such Earned Royalty paid to Licensor and the other half of such Earned Royalty paid to Dr. Morio Ueno.
(ii)
Royalty Term. Aurion shall pay Earned Royalties as set forth in Section 4.1(d)(i) on a country-by-country basis commencing with the First Commercial Sale of the first Licensed Product in such country and continuing until the fifteenth (15th) anniversary of the First Commercial Sale of the first Licensed Product in such country (such period, “Royalty Term”). On a country-by-country basis, following the expiration of the Royalty Term in a country in the Territory, the licenses granted under Section 2.1 shall survive and thereafter, at no additional charge, automatically be converted into a perpetual, royalty-free license in such country in the Territory. For clarity, the Royalty Term shall continue as described above notwithstanding the expiration of all Licensed Patent Rights.
(iii)
Third Party Royalty Offset. If Aurion, its Affiliate or Sublicensee is obligated to make royalty payments to a Third Party for the use of Patent Rights held by, or acquired from, such Third Party that are necessary or reasonably useful for the development, manufacture or sale of a Licensed Product. Aurion will, upon prior written notice and good faith discussion with the Licensor, be entitled to deduct the amounts actually paid by Aurion or its Affiliates or Sublicensees to such Third Parties against the Earned Royalty payments due under Section 4.1(d)(i) with respect to such Licensed Product; provided that in no event will the Earned Royalty payments be reduced pursuant to this Section 4.l(d)(iii) to less than [***] of the Earned Royalty otherwise due under this Agreement. Any amounts that are not offset during a Quarterly Period may be deducted from payments arising in subsequent Quarterly Periods.
(iv)
Third Party Infringement Offset. If determined by Aurion in consultation with Licensor, that activities carried on by any Third Party constitute infringement of any Licensed Patent, the Earned Royally will be reduced. The reduced rate for the Earned Royalty pursuant to this Section 4.1(d)(iv) (the “Reduced Rate”) will be determined by good faith discussion between Aurion and Licensor, provided that in no event will the Reduced Rate be less than [***] of the Royalty Rate otherwise applicable to the Licensed Products under this Agreement. The Royally Rate will remain at the reduced rate until the infringing activity ceases or as otherwise agreed to by the Parties after discussion.

(v)
No Multiple Royalties. If the manufacture, use, performance or sale of any Licensed Product is covered by more than one Valid Claims of the Licensed Patent Rights multiple royalties shall not be due as a result of being so covered, and in no case shall more than one royalty be due under this Agreement with respect to a given Licensed Product.
4.2.
Payments
(a)
Payment Terms; Method of Payment. The Earned Royalty will be paid within [***] of the end of each subsequent Quarterly Period following the Quarterly Period during which the Earned Royalty is due and, with respect to the payment to Licensor, will be accompanied by a report (a “Royalty Report”) setting forth (i) the Net Sales of each Licensed Product actually recovered by Aurion and its Affiliates and Sublicensees in the applicable Quarterly Period, and (ii) the calculation of the Earned Royalty. All payments under this Agreement should be made by Aurion by wire transfer to the following bank account of Licensor or Dr. Ueno, as applicable, or such other bank account as notified by Licensor or Dr. Ueno, as applicable, to Aurion from time to time:

[***]

Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies. Aurion may withhold from payment any and all payments and amounts Aurion disputes in good faith, pending resolution of the dispute, provided that Aurion notifies Licensor of the dispute prior to the due date.

(b)
Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in U.S. dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal or, if the Wall Street Journal no longer quotes such rates, as reported in another source mutually agreed upon by the Parties) on the last working day of the applicable Quarterly Period or, with respect to Net Sales by Sublicensees, the conversion rate used by such Sublicensee in making royalty payments to Aurion.
(c)
Taxes. If any Withholding taxes are imposed on a payment by any Applicable Law, Aurion will pay such Withholding Taxes to the proper taxing authority and, if available, evidence of such payment will be secured and sent to Licensor within [***] of such payment. Upon Licensor’s request, Aurion shall provide Licensor with such assistance as shall reasonably be requested in connection with any application to qualify for the benefit of a reduced rate of withholding taxation under the terms of any income tax treaty between the United States and other jurisdictions or other exemption.
(d)
Currency Restrictions. In the event that, by reason of Applicable Laws in any country, it becomes impossible or illegal under Applicable Laws for a Party to transfer, or have transferred on its behalf, payments owed the other Party under this Agreement, such transferring Party will promptly notify the other Party of such conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party (or, if none is designated by the other Party within a period of [***] of the other Party’s receipt of such notice, in a recognized banking institution selected by the transferring Party) and identified in a written notice given to the other Party. The Parties shall cooperate in good faith to overcome within a reasonable period of time and to the extent reasonably possible, any such transfer prohibition.

5. RECORDS AND AUDITS.

5.1.
Records. Aurion shall maintain, and shall require its Affiliates and Sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to Licensor in relation to this Agreement in accordance with its document retention policy.
5.2.
Audit. During [***] after receiving any Royalty Report from Aurion and upon reasonable but not less than [***] prior written notice to Aurion, Licensor, through an independent auditor selected by Licensor and reasonably acceptable to Aurion (the “Auditor”), shall have the right, at Licensor’s expense, to audit and inspect such records of Aurion during normal business hours, solely for purposes of verifying any reports and payments made under this Agreement. The Auditor will not in any way be compensated (in whole or in part) contingent on the outcome of the audit and will conduct such audit in a manner designed to minimize disruption of Aurion’s normal business operations. All information and materials made available to or otherwise obtained or prepared by or for the Auditor in connection with such audit will be deemed Aurion’s Confidential Information and will be subject to the Auditor’s entry, prior to conducting the audit, into a written agreement with Aurion containing confidentiality and restricted use obligations at least as restrictive as those set out in this Agreement. Licensor may not exercise this right more than [***] and the Auditor will only disclose to Licensor information limited to the accuracy of the Royalty Report and any deficiency in the payment made or overpayment. Licensor will provide to Aurion a copy of the Auditor’s audit report within [***] of Licensor’s receipt of the report. If the report shows that any audit performed under this Section 5.2 reveals an underpayment, Aurion will pay Licensor the deficient amount within [***] after Aurion’s receipt of such audit report. If the report shows that payments made by Licensor are in excess of the required payment, Licensor will pay Aurion the excess amount at the time it provides the copy of the Auditor’s audit report to Aurion.
5.3.
The failure of Licensor to request verification of any Royally Report during [***] after receipt of such Royalty Report is deemed acceptance by Licensor of the accuracy of the Royalty Report and the payments made by Aurion in accordance with the Royalty Report.

6. PATENT PROSECUTION.

6.1.
Prosecution of Licensed Patent Rights.
(a)
Prosecution and Maintenance. Subject to the March 2016 Agreement and June 2018 Agreement, as between the Parties, Aurion shall have the sole right, but not the obligation, at its sole expense, to control the Prosecution and Maintenance of all Licensed Patent Rights in the Territory. Aurion shall keep Licensor reasonably informed as to such Prosecution and Maintenance of the Licensed Patent Rights during the Term of this Agreement.

(b)
Past Patent Expenses. The Parties acknowledge that Aurion or its Affiliate has paid to Senju, on behalf of Licensor, the aggregate prosecution and maintenance fees in the amount of 25,589,061.50 Yen owed by Licensor to Senju as of the 2020 Effective Date with respect to the Licensed Patent Rights.
(c)
Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in connection with all activities relating to the Prosecution and Maintenance of the Licensed Patent Rights under this Section 6.1, including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution and Maintenance.
6.2.
Patent Term Extensions. Upon approval by Senju and its licensees, Licensor will provide reasonable assistance to Aurion in connection with obtaining supplementary protection certificates, patent term extensions or similar protection (such certificates, extension and protections, “Patent Extensions”) for Licensed Patent Rights with respect to the Licensed Products. Notwithstanding anything herein to the contrary, upon approval by Senju, Aurion or its designee shall have the sole right to select the Patent Right for which a Patent Extension will be sought in connection with marketing authorization for each Licensed Product.
6.3.
Common Interest. The Parties acknowledge and agree that, with respect to the Prosecution and Maintenance of the Licensed Patent Rights, the interests of the Parties are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived through the sharing of information with respect to such activities, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patent Rights or any related Confidential Information, including privilege under the common interest doctrine and similar or related doctrines.

7. INFRINGEMENT.

7.1.
Enforcement of Licensed Patent Rights.
(a)
A Party receiving notice of alleged infringement of any Licensed Patent Rights, or having a declaratory judgment action alleging invalidity or noninfringement of any Licensed Patent Rights brought against such Party, will promptly provide written notice to the other Parties of the alleged infringement or declaratory judgment action, as applicable.
(b)
Subject to the March 2016 Agreement and June 2018 Agreement, as between the Parties, Aurion has the sole right, but not the obligation, at its own expense, to enforce Licensed Patent Rights against any actual, alleged or threatened infringement or misappropriation by Third Parties, and to defend any declaratory judgement action brought with respect to the Licensed Patent Rights, in each ease itself or through a designee (each enforcement or declaratory judgment action with respect to the Licensed Patent Rights being referred to herein as an ‘‘Enforcement Action”). Aurion shall keep Licensor advised of the status of such Enforcement Action. Licensor may participate in any such Enforcement Action, with counsel of its own choosing, at its own expense.
(c)
Each Party agrees it shall not enter into any settlement, consent judgment or other voluntary final disposition of any Enforcement Action under this Section 7.1 that imposes any financial liability or other obligation on the other Party (other than a permitted sublicense), or that admits the invalidity or unenforceability of any issued and unexpired claims within the Licensed Patent Rights, without the other Party’s prior written consent.
(d)
In Enforcement Action brought by either Party under this Section 7.1, the Parties agree to keep the other reasonably informed regarding the lawsuit and to cooperate fully with each other, including in the case of Licensor, by joining Enforcement Actions in name as a party plaintiff or taking other actions where necessary for the standing or other requirements to file or maintain the action, subject to reimbursement for reasonable out of pocket costs and expenses.
7.2.
Recoveries. Recoveries from any Enforcement Action with respect to activities brought by a Party under Section 7.1 shall be used first to reimburse the out-of-pocket costs and expenses (including attorneys’ fees) of the Party controlling such Enforcement Action, then to reimburse out-of-pocket expenses incurred by the non-controlling Party in participating in such Enforcement Action, and any remainder shall be allocated [***] to Aurion and [***] to Licensor; provided that if Aurion is the Party controlling such Enforcement Action (directly or through a designee), then the amount allocated to Licensor shall not exceed the Earned Royalty that would have been paid to Licensor under Section 4.1(c) above if the infringing sales had been by Aurion.

8. INDEMNIFICATION AND INSURANCE.

8.1.
Indemnification.
(a)
Aurion shall indemnify, defend and hold harmless Licensor against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Licensor in connection with any Third Party claims, suits, actions, demands or judgments (each, an “Action”) brought against the Licensor arising out of (i) Aurion’s breach of any representation, warranty, covenant or obligation under this Agreement and, (ii) Aurion filing of an Abbreviated New Drug Application with the U.S. Food and Drug Administration for the Licensed Products; provided that Aurion shall not be obligated to indemnify the Licensor to the extent such Action is a result of the activities set forth in Section 8.1(b) for which Licensor is obligated to indemnify any Aurion Indemnitee.
(b)
Licensor shall indemnify, defend and hold harmless Aurion, its Affiliates and their respective directors, officers, employees and their respective successors and assigns (the “Aurion Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Aurion Indemnitees or any one of them in connection with any Action brought against them arising out of or related to (i) Licensor’s breach of any representation, warranty, covenant or obligation under this Agreement and (ii) a claim that any manufacture, use, sale, offer for sale or importation of any Licensed Product, or the exercise of any rights or privileges by Aurion granted to it under this Agreement, infringes any patent or other intellectual property right of any third party; provided that Licensor shall not be obligated to indemnify the Aurion Indemnitees to the extent such Action is a result of the activities set forth in Section 8.1(a) for which Aurion is obligated to indemnify Licensor.

(c)
A Person seeking indemnification pursuant to this Section 8.1 (the “Indemnified Party”) shall provide the other Party (the “Indemnifying Party”) with prompt written notice of any Action for which it seeks indemnification under this Agreement; provided, however, that an Indemnified Party’s failure to do so shall not affect its rights under this Section 8.1 unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects the Indemnifying Party. The Indemnifying Party agrees, at its own expense, to provide attorneys reasonably acceptable to the Indemnified Party to defend against any such Action. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and shall permit the Indemnifying Party to conduct and control such defense and the disposition of such Action (including all decisions relative to litigation, appeal, and settlement); provided, however, that the Indemnified Party shall have the right to retain its own counsel, at its own cost and expense. The Indemnifying Party agrees to keep the Indemnified Party informed of the progress in the defense and disposition of such Action and to consult with Indemnified Party with regard to any proposed settlement.
(d)
Aurion shall require any Sublicensee(s) to indemnify, hold harmless and defend the Licensor Indemnitees under substantially the same terms set forth in this Section 8.1.
8.2.
Insurance. Aurion shall obtain and maintain, at its sole cost and expense, comprehensive general liability insurance providing reasonable coverage in respect of Aurion’s activities under this Agreement, to the extent such coverage is available on commercially reasonable terms. Aurion shall provide to Licensor written evidence of the existence of such insurance upon Licensor’s written request.

9. REPRESENTATIONS OR WARRANTIES; LIMITATION OF LIABILITY.

9.1.
Mutual Representations. Each Party hereby represents to its knowledge to the other Party, as of the Restatement Date, as follows:
(a)
Such Party (if an entity) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated;
(b)
Such Party (i) has the corporate power and authority and legal right to enter into this Agreement, to perform its obligations and to grant the licenses hereunder, and (ii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and
(c)
This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal and valid obligation binding upon such Party and enforceable against it in accordance with its terms.
9.2.
Licensor Representations. Licensor represents, warrants and covenants to Aurion that:
(a)
The Licensed Patent Rights are all the Patent Rights that are necessary or useful for Aurion to make, have made, use, offer to sell, sell and import the Licensed Products and Licensor has provided Aurion with copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Licensed Patent Rights;

(b)
Licensor and Senju are the sole and exclusive legal and beneficial owners of the entire right, title and interest in and to the Patent Rights listed on Exhibit A, and are the record owners of all Patent Rights listed on Exhibit A; Licensor has the exclusive (including as to Senju and Dr. Ueno) right to exploit and grant licenses under the Licensed Patent Rights for the development and commercialization of Licensed Products and Dr. Ueno does not retain any right, title or interest in or to the Licensed Patent Rights;
(c)
except as expressly set forth in this Agreement, neither Licensor nor the Licensed Patent Rights is subject to or bound by any agreements, arrangement or obligations that are inconsistent with the rights and licenses granted to Aurion hereunder, and no royalties, honoraria or other fees are payable by Licensor to any Person for use or the right to use or license the Licensed Patent Rights;
(d)
Licensor has, and throughout the Term, will retain the unconditional and irrevocable right, power and authority to grant to Aurion the right and license hereunder;
(e)
neither the grant of the license, nor Licensor’s performance of any of its obligations, under this Agreement does or will at any time (i) conflict with or violate any Applicable Law; (ii) require the consent, notice, action, approval or authorization of any governmental or regulatory authority or other Third Party; (iii) constitute a default under or result in the acceleration of any agreement to which Licensor is a party; (iv) result in the creation or imposition of any encumbrance on the rights granted to Aurion or result in the loss or impairment of Aurion’s rights under this Agreement; or (v) require the provision of any payment or other consideration to any third party;
(f)
Licensor has not granted and will not grant any license or other contingent or noncontingent right, title or interest under or relating to Licensed Patent Rights, or is or will be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any of Licensor’s representations, warranties or obligations or Aurion’s rights or licenses hereunder;
(g)
There neither are nor at any time during the Term will be any encumbrances, liens or security interests involving any Licensed Patent Rights:
(h)
No prior art or (to Licensor’s knowledge) other information exists that would adversely affect the validity, enforceability, term or scope of any Licensed Patent Rights;
(i)
There is no settled, pending or (to Licensor’s knowledge) threatened litigation or reissue application, re-examination, post-grant, inter partes or covered business method patent review, interference, derivation, opposition, claim of invalidity or other claim or proceeding (including in the form of any offer to obtain a license) (i) alleging the unpatentability, invalidity, misuse, unregistrability, unenforceability or noninfringement of, or error in any Licensed Patent Rights; (ii) challenging Licensor’s ownership of, or right to practice or license, any Licensed Patent Rights, or alleging any adverse right, title or interest with respect thereto; (iii) alleging that the practice of any Licensed Patent Rights or the making, using, offering to sell, sale or importation of any Licensed Product does or would infringe, misappropriate or otherwise violate any Patent Rights, trade secret or other intellectual property rights of any Third Party; or (iv) that challenges, or would have the effect of preventing, delaying, making illegal or otherwise interfering with this Agreement;
(j)
Licensor has no knowledge of any factual, legal or other reasonable basis for any litigation, claim, investigation or proceeding described in Section 9.2(i) and has not received any written, oral or other notice of any litigation, claim, investigation or proceeding described in Section 9.2(i);
(k)
Licensor has not brought or threatened any claim against any Third Party alleging infringement of any Licensed Patent Rights, nor is any Third Party infringing or (to Licensor’s knowledge) preparing or threatening to infringe any patent, or practicing any claim of any patent application, included as a Licensed Patent Right;
(l)
Each of the Patent Rights Agreements is and will remain in full force and effect and does and will constitute the legal, valid and binding obligation of each of the parties thereto, enforceable against each of them in accordance with its terms. None of the Patent Rights Agreements will be revoked, modified or waived in any way without the express prior written consent of Aurion in each instance. Licensor has provided true and complete copies of the Patent Rights Agreements;
(m)
The recitals to this Agreement are accurate;
(n)
Licensor irrevocably consents to the license of the Licensed Patent Rights to Aurion pursuant to this Agreement and to the other terms and conditions of this Agreement and the agreements referenced herein; and
(o)
Licensor has been in compliance with each law that is or was applicable to the ownership or license of the Licensed Patent Rights. To Licensor’s knowledge, no event has occurred or circumstance exits that (with or without notice or lapse of time) could constitute or result in a violation by Licensor of, or a failure on the part of Licensor to comply with any Applicable Law or could give rise to any obligation on the party of Licensor to undertake, or to bear all or any portion of the cost of, any remedial action ofay nature. Licensor has not received any notion or communication from any Person regarding any actual, alleged, possible or potential violation of, or failure to materially comply, with any Law or actual alleged possible or potential obligation on the part of Licensor to undertake, or to bear all or any portion of the cost of, a remedial action any nature.
9.3.
Additional Obligations and Representations. During the Term, Aurion will comply with the terms of the June 2018 Agreement and perform the payment obligations of the Licensor (as “Party B” as set forth therein), including payment of [***] of the application and maintenance fees of Licensed Patents under the terms of Section 5, Article 1 of the June 2018 Agreement. Licensor will perform and comply with his obligations under the March 2016 Agreement and June 2018 Agreement and consider in good faith all input from Aurion with respect all matters set forth in the March 2016 Agreement and June 2018 Agreement. Licensor hereby reaffirms and confirms that the March 2016 Agreement and June 2018 Agreement are in full force and effect and are valid and binding on each of Licensor, Senju, and Koizumi and that true and complete copies of the March 2016 Agreement and June 2018 Agreement have been provided to Aurion and are attached as Exhibit 9.3. Neither Licensor nor to Licensor’s knowledge, any other party is in breach of or default under or is alleged to be in breach of or default under or has provided or received any notice of breach or default of or any intention to terminate the March 2016 Agreement or the June 2018 Agreement. Licensor agrees that Aurion shall be a Third Party beneficiary of the March 2016 Agreement and June 2018 Agreement and Licensor will not enter into any termination, amendment or modification or waive any rights with respect to the March 2016 Agreement and June 2018 Agreement without the prior written consent of Aurion.
9.4.
EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9 OR THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING THE LICENSED IP OR THE RIGHTS GRANTED HEREUNDER, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF INTELLECTUAL PROPERLY RIGHTS OF LICENSOR OR THIRD PARTIES, VALIDITY, ENFORCEABILITY AND SCOPE OF LICENSED IP, VALIDITY OF LICENSED PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.
9.5.
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSES OR RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10. TERMINATION.

10.1.
Term. This Agreement will remain in effect until the expiration of the Term unless earlier terminated as provided hereunder. Upon the expiration (but not the earlier termination) of the Term, the licenses granted to Aurion pursuant to Section 2.1 shall survive and become perpetual, irrevocable, fully paid-up and royalty-free.
10.2.
Termination.
(a)
Termination for Convenience by Aurion. Aurion shall have the right to terminate this Agreement, for any reason or for no reason, in its entirety or as to any patent or application within the Licensed Patent Rights, upon at least seventy-five (75) days’ prior written notice to Licensor. Upon termination of this Agreement with respect to a particular patent or application within the Licensed Patent Rights, such patent or patent application shall thereafter cease to be within the Licensed Patent Rights for all purposes of this Agreement, and all other terms of this Agreement shall remain in effect.

(b)
Termination for Material Breach. In the event a Party commits a material breach of its obligations under this Agreement, and fails to cure such breach within ninety (90) days after receiving written notice thereof, the other Party may terminate this Agreement immediately after the aforesaid ninety (90) day period by written notice to the breaching Party. Notwithstanding the foregoing, if the breaching Party disputes the material breach alleged by the non-breaching Party pursuant to this Section 10.2(b) and provides written notice to the non-breaching Party within such ninety (90) day period, the period to cure such breach under this Section 10.2(b)) shall be tolled until such dispute is resolved in accordance with Section 12.212.2 below.
10.3.
Effect of Termination.
(a)
Pre-termination Obligations. In no event shall termination of this Agreement release either Party from obligations accrued prior to the effective date of termination of this Agreement, including the obligation to pay all amounts that become due on or before the effective date of termination, and any such amounts shall become immediately payable.
(b)
Confidential Information. On any expiration or termination of the entirety of this Agreement, the Receiving Party will (a) return to the Disclosing Party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the Disclosing Party’s Confidential Information; (b) permanently erase the Disclosing Party’s Confidential Information from the Receiving Party’s computer systems and (c) certify in writing to the Disclosing Party that the Receiving Party has complied with the requirements of this Section 10.3(b); provided, that, Aurion may retain any of Licensor’s Confidential Information incorporated in Licensed Products or to the extent necessary to allow Aurion’s continued manufacture, use, sale, offer for sale, and importation of the Licensed Products after the expiration hereof as provided in this Agreement.
(c)
Survival. The following provisions shall survive the expiration or termination of this Agreement: Sections 4.2, 9.4, 9.5 and 10.3, and Articles 1 (Definitions), 8 (Indemnification and Insurance), 11 (Confidentiality) and 12 (Miscellaneous).
(d)
Termination of Licenses. Subject to Section 10.3(f)10.3(f), upon termination of this Agreement in its entirety for any reason (but not expiration), all rights and licenses granted to Aurion under the terms of this Agreement will terminate entirely.
(e)
Royalty Term. In the event this Agreement is terminated by Aurion pursuant to Section 10.2(a) during the Royalty Term after the expiration of all Valid Claims in the Licensed Patent Rights covering a Licensed Product, Aurion shall continue to pay royalties pursuant to Section 4.1(d) on the sale of such Licensed Product during the Royalty Term notwithstanding such termination. After termination of this Agreement by Aurion pursuant to Section 10.2(a), if Aurion assigns to a Third Party all or substantially all of its rights and business with respect to Licensed Products, Aurion shall require such Third Party to pay royalties pursuant to Section 4.1(d) on such Third Party’s sale of such Licensed Product during any remaining period in the Royalty Term and shall require such Third Party to pay the milestone payment set forth in Section 4.1(c) upon achievement of such milestone (for clarity, such milestone payment is payable only one time, so such obligation shall only be required to the extent such milestone payment has not been previously paid by Aurion or such Third Party), notwithstanding such termination. Such assignment shall be treated as a Change of Control such that Licensed Products shall exclude products of such Third Party as described in clauses (x), (y) and (z) of Section 12.5(b).
(f)
Effect on Sublicensees. Upon any termination of this Agreement by Licensor for any reason, any sublicense validly granted by Aurion shall survive, provided that upon request by Licensor, such sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement with respect to the activities of the sublicensee under such sublicense.
(g)
Sell-Off Period. Upon termination of this Agreement for any reason, Aurion will have the right to dispose of all stocks of Licensed Products in its possession and all Licensed Products in the course of manufacture at the date of termination for a period of ninety (90) days after the date of termination (the “Sell-off Period”), in each case, in accordance with the terms and conditions of this Agreement (including Section 4.1(d)).

11. CONFIDENTIALITY.

11.1.
Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under the Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” means all proprietary or confidential information or material in tangible form disclosed hereunder, or proprietary or confidential information otherwise disclosed in non-tangible form hereunder, including all technical and non-technical information conveyed from one Party to the other in any form, electronic data, and other proprietary information, samples, compounds, methods, formulas, processes, protocols, technologies and equipment employed, information relating to quality assurance, procedures for and record keeping, techniques, inventions, know-how, apparatus, and formulae, related to the Disclosing Party’s current, future and proposed compounds, compositions, and biological materials. Notwithstanding any other provisions herein. Confidential Information does not include information which:
(a)
was known to Receiving Party or any of its Affiliates prior to the time of disclosure hereunder;
(b)
is at the time of disclosure hereunder or later becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; provided, however, that disclosures by Receiving Party permitted under Section 11.3 shall not be considered a wrongful disclosure hereunder;
(c)
is obtained by Receiving Party or any of its Affiliates from a Third Party under no obligation of confidentiality to Disclosing Party; or;
(d)
has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

11.2.
Use of Confidential Information. During the Term and for [***] thereafter, Receiving Party shall take reasonable steps to keep Disclosing Party’s Confidential Information in confidence, such efforts to be no less than the degree of care employed by the Receiving Party to preserve and safeguard its own confidential information. Receiving Party shall not use or disclose the Disclosing Party’s Confidential Information except (a) to the extent reasonably necessary in connection with the performance of its obligations or as provided in Section 11.3 below, and (b) in connection with the exercise of its rights under this Agreement or in the case of Aurion, the Amended and Restated KPUM License Agreement. Receiving Party shall ensure that any parties to which it discloses the Confidential Information of the Receiving Party shall only use the Confidential Information for the purposes expressly permitted under this Section 11.2 or Section 11.3 below.
11.3.
Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information in the following instances:
(a)
in order to comply with Applicable Law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding; and
(b)
in connection with (i) prosecuting or defending litigation, or (ii) obtaining Regulatory Approval, making other regulatory filings and communications, and filing, prosecuting and enforcing Patent Rights, in each case in connection with Receiving Party’s rights and obligations pursuant to this Agreement; provided, however, that, where reasonably possible, and except as otherwise provided in Section 11.4(b) below, Receiving Party shall notify Disclosing Party of Receiving Party’s intent to make any such disclosure under this Section 11.3 prior to making such disclosure so as to allow Disclosing Party to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed.
11.4.
Terms of the Agreement.
(a)
The Parties agree that the terms of this Agreement shall be treated as Confidential Information of both Parties. Except as required by Applicable Law or as provided in this Agreement, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party.
(b)
Each Party agrees not to, and to cause its Affiliates not to, disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, which consent shall not be withheld unreasonably, except each Party and its Affiliates may disclose the terms of this Agreement without such consent (i) to advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners. Sublicensees or private investors, and others on a reasonable need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those in this Agreement or (ii) to the extent necessary to comply with Applicable Laws and court orders (including securities laws or regulations and the applicable rules of any public stock exchange); provided that in the case of paragraph (ii), the disclosing Party or its Affiliate shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with securities laws or regulations) allow the other Party a reasonable opportunity to intervene to protect the confidentiality of the information and oppose such disclosure and, to the extent allowable by Applicable Law, to seek limitations on the portion of the Agreement that is required to be disclosed. Notwithstanding any other provisions of this Agreement the Parties may make factual statements regarding the existence, nature, and type of this Agreement, provided that such statements do not disclose specific terms hereof.

12. MISCELLANEOUS.

12.1.
Notices. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses of the Parties:

If to Licensor:	[***]
If to Aurion:	[***]

All notices under this Agreement shall be deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section.

12.2.
Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Stale of Washington, without regard to its conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.
12.3.
Arbitration. Any dispute arising out of or based upon this Agreement shall be finally determined by binding arbitration in accordance with this Section 12.3 by a single arbitrator. Any such arbitration shall be conducted by International Centre for Dispute Resolution (“ICDR”) in Seattle, Washington in accordance with the applicable ICDR rules, and the language of the arbitration shall be English. In such arbitration, the arbitrator shall select an independent expert relating to the subject matter of such dispute to advise the arbitrator with respect to the subject matter of the dispute. If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected by the ICDR in accordance with the applicable ICDR rules. The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with the arbitration. The decision and/or award rendered shall be written, final, non- appealable and binding on both Parties. Judgment upon the award may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and/or an order of enforcement as the case may be. Notwithstanding the foregoing, either Party may apply to a court of competent jurisdiction for appropriate injunctive relief pending resolution of such arbitration proceedings.
12.4.
Equitable Remedies. Notwithstanding any other terms of this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief in any court of competent jurisdiction if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement, for clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that cither Party may have under this Agreement or Applicable Law.
12.5.
Assignment.
(a)
Aurion may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensor’s or Dr. Ueno’s consent. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns, including successors by way of merger, acquisition or otherwise. Any attempted assignment in contravention of this Section 12.512.5 shall be null and void.
(b)
Notwithstanding the foregoing, in the event of a Change of Control of Aurion, the definitions of Licensed Product shall not include (x) any product discovered by the Acquiring Entity prior to the Change of Control or in which the Acquiring Entity has rights prior to the Change of Control, (y) any product for which the Acquiring Entity in-licenses or acquires rights from a Third Party after the Change of Control and (z) any product the Acquiring Entity discovers without material use of non-public information of Aurion existing at the time of the Change of Control regarding the Licensed Product existing at the time of the Change of Control; except in each case to the extent the Acquiring Party agrees otherwise. For purposes of the foregoing, “Change of Control” means, with respect to Aurion, (A) a merger, acquisition or consolidation or sale of voting securities of Aurion in a transaction or scries of related transactions that results in more than 50% of the total voting power of all voting securities of Aurion or the surviving, resulting or parent entity in such transaction or series of related transactions that are outstanding immediately after the consummation thereof being held by entities other than those entities that (individually or collectively) held 50% of the voting securities of Company immediately prior to the consummation thereof or (B) a sale or other disposition of all or substantially all of the assets or business of Aurion to any Third Party in a transaction or series of related transactions (in each case (A) and (B), a Third Party involved in the Change of Control and its Affiliates who were not Affiliates of Aurion prior to such Change of Control, the “Acquiring Entity”).
12.6.
Amendment and Waiver. No amendment, modification or waiver of the terms of this Agreement shall be binding on a Party unless reduced to writing and signed by an authorized representative of such Party. The failure of a Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by a Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.
12.7.
Further Assurances. Each party will, upon the reasonable request, and at the sole cost and expense of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement. Licensor will reasonably cooperate with Aurion in obtaining any clearances from governmental agencies to market and sell the Licensed Products including required approvals before the Pharmaceuticals and Medical Devices Agency, U.S. Food and Drug Administration and European Medicines Agency; provided that Licensor acknowledges and agree that Aurion will have the sole power and authority for the sale and marketing of the Licensed Products.

12.8.
Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Party to act as agent for the other. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees for any purpose, including for tax purposes, or to create any other legal arrangement that would impose liability upon one Party for the acts or failures to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.
12.9.
Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.
12.10.
Third-Party Beneficiaries. Dr. Ueno shall be a third-party beneficiary solely of Section 4.1(c) and 4.1(d) with respect to Dr. Ueno’s rights to receive the payments thereunder, Licensor and Aurion shall have the right to amend, modify or terminate this Agreement by mutual agreement of Licensor and Aurion without the consent of Dr. Ueno except to the extent that such an amendment or modification would result in treatment of Dr. Ueno differently than Licensor with respect to the payment of amounts under Sections Section 4.1 (c) and 4.1 (d). Dr. Ueno shall not assign or otherwise transfer all or any of his rights under this Agreement. Except as expressly specified in this Agreement (including Section 9.3), this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.
12.11.
Bankruptcy. All rights and licenses granted by Licensor under this Agreement are and will be deemed to be rights and licenses to “intellectual property” and all Licensed Products are and will be deemed to be “embodiment(s)” of “intellectual property” for purposes of, and as such terms are used in and interpreted under, Section 365(n) of the United States Bankruptcy Code. Aurion will have the right to exercise all rights and elections with respect to all Licensed Products. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate will become subject to any bankruptcy or similar proceeding, (a) subject to Aurion’s rights of election, all rights and licenses granted to Aurion hereunder will continue subject to the terms and conditions of this Agreement, and will not be affected, even by Licensor’s rejection of this Agreement; and (b) Aurion will be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property and embodiments of intellectual property comprising or relating to any Licensed Product, and the same, if not already in Aurion’s possession, will be promptly delivered to Aurion, unless Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.
12.12.
Interpretation. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement. The Parties acknowledge that each Party has read and negotiated the language used in this Agreement. Because both Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against either Party by reason of that Party’s role in drafting this Agreement. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation,” whether or not so appearing herein, (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and permitted assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to sections, attachments, appendices, exhibits or the like will be construed to refer to sections, attachments, appendices, exhibits or the like of this Agreement, and references to this Agreement include all attachments, appendices, exhibits or the like attached hereto, (h) references to any law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof and (i) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”
12.13.
Entire Agreement. Licensor and Aurion hereby amend and restate the Original Agreement in its entirety as of the Restatement Date, and notwithstanding anything therein to the contrary all terms and conditions thereof are hereby superseded and replaced in their entirety by the terms and conditions of this Agreement. The Parties hereby waive all rights to notice of termination as may be otherwise provided under the Original Agreement or Applicable Law. This Agreement (including any attachments, appendices, exhibits or the like) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the Parties relating to its subject matter, including the Original Agreement. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and, in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.
12.14.
Counterparts. This Agreement may be executed in counterparts, including by facsimile or by electronic scan copies, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

[Signatures Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Restatement Date.

DR. SHIGERU KINOSHITA		AURION BIOTECH, INC.

By:	/s/ Shigeru Kinoshita	By:	/s/ Gregory D. Kunst

		Name:	Gregory D. Kunst

		Title:	CEO

EXHIBIT A

LICENSED PATENT RIGHTS

[***]

EXHIBIT B

LICENSED TECHNOLOGY

[***]

EXHIBIT 9.3

MARCH 2016 AGREEMENT AND JUNE 2018 AGREEMENT

[***]